UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/26/2008

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

In July 2005, CDI Corporation ("CDI") and International Business Machines Corporation (the "Customer") entered into a contract pursuant to which CDI was designated as a predominant supplier to provide information technology staffing services to one of the Customer's lines of business and a core supplier to certain other of the Customer's lines of business. Those designations had a three-year term beginning in July 2005.

In June 2008, the Customer announced its intention to designate CDI as a predominant supplier to provide information technology staffing services to the Customer's Integrated Technology Delivery ("ITD") line of business as well as to certain other of the Customer's lines of business (the "Core" businesses). A statement of work ("SOW") relating to the Core business was signed by the Customer on June 26, 2008. An SOW relating to the ITD business has not yet been signed, but is expected to be signed shortly.

The Core SOW has a three-year term, extending until July 2011. The Core SOW is subject to the July 2005 master agreement, which permits the Customer to terminate an SOW with or without cause at any time. CDI's fees under the Core SOW are based on the number of hours worked by personnel supplied by CDI to the Customer. There is no minimum or guaranteed amount of business or fees under the SOW. The hourly rates to be charged under the SOW depend on a number of factors, including the job category and skill level of the person supplied by CDI and the geographical area in which the person works.

After the initial transition period under each SOW, CDI's annual revenues are estimated to be in the range of $25-45 million for the Core SOW and $100-125 million for the ITD SOW.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: July 02, 2008	By:	/s/ Joseph R. Seiders
Joseph R. Seiders
Senior Vice President and General Counsel